Exhibit 99.1

                 PIERCE REAPPOINTED TO BAKER BOARD OF DIRECTORS

PITTSBURGH, Feb. 24 /PRNewswire-FirstCall/ -- Michael Baker Corporation (Amex:
BKR) announced today that its Board of Directors has reappointed Pamela S. Pierce as a member of the Board, effective February 24, 2005. Pierce was first appointed to the Board on December 14, 2000, but was required to resign from the post almost two years later citing a professional conflict of interest that no longer exists.

Most recently, Pierce was president of Huber Energy, an operating company of J.M. Huber Corporation, where she designed and implemented a transaction strategy for property acquisitions, divestitures and monetizations, and had direct profit and loss responsibility for production properties and associated reserves in Texas, Wyoming and the Gulf of Mexico Shelf. Previously, she was president and chief executive officer of Houston-based Mirant Americas Energy Capital and Production Company. A 27-year veteran of the oil and gas industry, Pierce has also held a variety of managerial positions with ARCO Oil and Gas Company, ARCO Alaska and Vastar Resources.

"We are extremely pleased to have Pam rejoin our Board," Chairman Richard L. Shaw and President and CEO Donald P. Fusilli, Jr., said. "Her extensive knowledge of the oil and gas industry and her keen insights into contemporary business issues will be helpful in executing and refining the company's long-term strategy."

Pierce holds a Bachelor's Degree in Petroleum Engineering from the University of Oklahoma, and an MBA in Corporate Finance from the University of Dallas. She also attended the Independent Petroleum Association of America's (IPAA) Executive Oil and Gas Course at Harvard University. She currently serves on the University of Oklahoma College of Engineering Board of Visitors, and resides in Houston with her husband, David.

Michael Baker Corporation ( http://www.mbakercorp.com ) provides engineering and energy expertise for public and private sector clients worldwide. The firm's primary services include engineering design for the transportation and civil infrastructure markets, operation and maintenance of oil and gas production facilities, architecture, environmental services, and construction management for building and transportation projects. Baker has more than 4,300 employees in over 40 offices across the United States and internationally.

SOURCE  Michael Baker Corporation
    -0-                             02/24/2005
    /CONTACT:  David Higie of Michael Baker Corporation, +1-412-269-6449/
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